Exhibit 2.1

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (this “Amendment”) is made and entered into as of December 31, 2024, by and between WiSA Technologies, Inc., a Delaware corporation (together with its successors, “Purchaser”), and Data Vault Holdings Inc., a Delaware corporation (“Seller”). Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, the Asset Purchase Agreement was made and entered into as of September 4, 2024 (as amended by that certain Amendment to Asset Purchase Agreement dated as of November 14, 2024, the “Purchase Agreement”), by and among Purchaser and Seller, pursuant to which the Company has agreed to purchase, assume and accept from Seller all of the rights, title and interests in, to and under the Acquired Assets, and products and services solely to the extent they utilize the Acquired Assets, including Seller’s information technology assets, certain patents, trademarks, and software source code;

WHEREAS, Section 11.8 of the Purchase Agreement provides that the Purchase Agreement may be amended, supplemented or otherwise modified by a written instrument executed by both Seller and Purchaser; and

WHEREAS, Purchaser and Seller desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Amendment to Recitals. Recital D shall be amended in its entirety to read as follows, and all the references to the Royalty Agreement shall be changed to Earnout Agreement:

D. Concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser and Seller shall enter into an Earnout Agreement, in a form to be mutually agreed between the Parties, providing for Purchaser’s obligations to make earnout payments to Seller in an amount equal to 3% of Purchaser’s net revenue generated from or otherwise attributable to any patent rights included in the Transferred Assets, commencing as of the Closing and ending upon the expiration (on a patent-by-patent basis) of such patent rights, as further set forth therein (the “Earnout Agreement”).

2.             Amendment to Section 3.1(b). Section 3.1(b) shall be amended in its entirety to read as follows:

(b)             At the Closing, Purchaser shall deliver to Seller the Promissory Note and issue to Seller and/or its designees the Closing Stock Consideration.

3.             Amendment to Section 4.24(b). Section 4.24(b) shall be amended in its entirety to read as follows:

(b)  Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act and that no general solicitation or advertising in connection with the offering of the Closing Stock Consideration to the Seller has occurred.

4.             Addition to ARTICLE VI. The following shall be added as Section 6.18 under ARTICLE VI:

6.18 Board Designee. Within ninety (90) calendar days after the Closing Date, Purchaser shall have caused the nomination and election to its board of directors of one individual designated by Seller in and reasonably acceptable to Purchaser. Further, Seller agrees that it will not propose any individual as the board designee to be a member of Purchaser’s board of directors whose background does not comply with or would disqualify Purchaser from complying with (i) applicable securities laws, (ii) contractual obligations to and rules of any market or exchange on which the Common Stock is listed or quoted for trading on the date in question (including, without limitation, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Bulletin Board or OTCQB Marketplace operated by OTC Markets Group, Inc. (or any successors to any of the foregoing)), and (iii) the criteria for directors set forth in the then current charter of the Purchaser’s nominating committee, and will not disqualify Purchaser from being able to conduct any public offering or private placement pursuant to either Rule 506 (b) or (c) and any “bad boy“ provisions of any state securities laws.

5.             Addition to ARTICLE VI. The following shall be added as Section 6.19 under ARTICLE VI:

6.19 Distribution of Closing Stock Consideration. Immediately after the Closing, during the Closing Date, Seller shall transfer at least eighty-one percent (81%) of the Closing Stock Consideration to its stockholders, and neither Seller nor any of its stockholders will own in excess of 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the Closing Stock Consideration.

6.             Deletion to ARTICLE VII. Section 7.1(e) shall be deleted in its entirety and the rest of numbering of Section 7.1 shall be adjusted accordingly.

7.             Addition to ARTICLE VII. The following shall be added as new Section 7.1(f) under ARTICLE VII:

(g) Listing Application. Nasdaq shall have approved the Purchaser’s listing application, as required under the applicable Nasdaq rules.

8.             Addition to ARTICLE VIII. The following shall be added as new Section 8.4 under ARTICLE VIII:

(p) Name Change. Simultaneous with or within five (5) Business Days after the Closing, Seller shall have filed a Certificate of Amendment with the Secretary of State of the State of Delaware to change its company name, which shall not include the names “Data Vault” or “Adio”.

9.             Addition to ARTICLE VIII. The following shall be added as new Section 8.5 under ARTICLE VIII:

(p) Registration. Purchaser shall file a Registration Statement on Form S-3 (or on Form S-1 if Form S-3 is not available to Purchaser), as soon as practicable, providing for the resale by Seller of the Seller’s 3,999,911 shares issued as part of the Closing Stock Consideration, or shall include such shares in any other registration statement on Form S-3 or Form S-1 filed by Purchaser. Purchaser shall use its commercially reasonable efforts to cause such registration statement to become effective by April 15, 2025, and to keep such registration statement effective at all times (except for any periods in connection with the filing of post-effective amendments as reasonably determined by Purchaser’s counsel to be required) until Seller no longer owns any shares of Common Stock issued as part of the Closing Stock Consideration.

10.           Addition to ARTICLE VII. The following shall be added as Section 7.2(r) under ARTICLE VII:

(r) Code of Arms. Seller shall have delivered evidence, in a form reasonably satisfactory to Purchaser, that Code of Arms Ltd is willing to enter into a new joint venture agreement, or similar, with Purchaser, with substantially the same terms and conditions as in that certain Joint Venture Agreement, dated as of December 7, 2023, by and between Seller and Code of Arms Ltd. (the “Existing Code of Arms Agreement”).

11.           Amendment to ARTICLE VII. Section 7.3(f) shall be amended in its entirety to read as follows:

(f) Board Composition. Purchaser shall have caused the nomination and election of Nathaniel Bradley to its board of directors.

12.           Amendment to ARTICLE VIII. Section 8.2(a) shall be amended in its entirety to read as follows, and all the references to the Bill of Sale, Assignment and Assumption Agreement shall be changed to Assignment Agreement:

(a) an executed copy of a short form assignment agreement, in a form to be mutually agreed between the Parties, reflecting the assignment of the Transferred Assets and assumption of the Assumed Liabilities (the “Assignment Agreement”);

13.             Amendment to ARTICLE XI. Section 11.8 shall be amended in its entirety to read as follows:

This Agreement and the Transaction Documents may be amended, supplemented or otherwise modified only by a written instrument executed by both Seller and Purchaser (with approval of the disinterested members of Purchaser’s board of directors). No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Seller and Purchaser may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the Parties hereto, (b) waive any inaccuracies in the representations and warranties (of the other Party hereto) that are contained in this Agreement or (c) waive compliance by the other Party hereto with any of the agreements or conditions contained in this Agreement.

14.           Amendment to Exhibit A. Exhibit A of the Purchase Agreement shall be amended and restated in its entirety to read as set out in Exhibit B of this Amendment.

15.           Amendment to Exhibit B. Exhibit B of the Purchase Agreement shall be amended and restated in its entirety to read as set out in Exhibit C of this Amendment.

16.           Amendment to Exhibit C. Exhibit B of the Purchase Agreement shall be amended and restated in its entirety to read as set out in Exhibit D of this Amendment.

17.           Amendment to Schedule 7.2(f). Schedule 7.2(f) of the Purchase Agreement shall be amended in its entirety to read as set out in the Exhibit A of this Amendment.

18.           No Other Modification. Except as specifically amended by the terms of this Amendment, all terms and conditions set forth in the Purchase Agreement shall remain in full force and effect, as applicable.

19.           Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Amendment to the Laws of another jurisdiction.

20.           Entire Agreement. This Amendment contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained therein and may not be contradicted by evidence of any alleged oral agreement.

21.           Further Assurances. Each party to this Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

22.           Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile, .pdf and other electronic execution and delivery of this consent is legal, valid and binding for all purposes.

23.           Headings. The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective for all purposes as of the date first above written.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer
	Name:	Brett Moyer
	Title:	Chief Executive Officer

DATA VAULT HOLDINS INC.

By:	/s/ Nathaniel Bradley
	Name:	Nathaniel Bradley
	Title:	Chief Executive Officer